EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

CONTACTS:   Media:   Kathryn Corbett     Investors:   Mariann Ohanesian
                     Edelman Financial                ICN Pharmaceuticals
                     (212) 704-8292                   (714) 545-0100


              ICN PHARMACEUTICALS TO PROVIDE RESERVE FOR NOTES
               RECEIVABLE DUE FROM YUGOSLAV GOVERNMENT AGENCY


     NEW YORK, NY, July 15, 1998 -- ICN Pharmaceuticals, Inc. (NYSE: ICN) said today a worsening liquidity problem in Yugoslavia has caused an agency of the government to default on notes receivable due ICN, and, as a result, ICN will provide a reserve for the amounts owed while it works with the government agency to renegotiate credit terms.

     Exclusive of the non-cash charge, the company expects to meet current second quarter analyst estimates. ICN does not believe the charge will affect its business outside Yugoslavia.

     Because of the provision, ICN said it expects to record a non-cash charge of approximately $172 million ($129 million after minority interest or $1.65 per diluted share) in the company's second quarter ending June 30, 1998. The charge against earnings will cover ICN Yugoslavia's anticipated losses on certain notes receivable, accounts receivable from government sponsored agencies and impairment of certain of its investments.

     As of June 30, 1998, ICN has notes receivable, including accrued interest of approximately $176 million due from the Yugoslavian government. The Yugoslav government agency has defaulted on approximately $39 million of its notes payable to ICN and notified ICN that it can no longer honor the terms of all the credit agreements.

     The Yugoslav government is seeking concessions from ICN, and ICN is currently working to renegotiate the credit terms. Pending resolution of these negotiations, ICN Yugoslavia has suspended all direct credit sales to the Yugoslav government.

     The Yugoslav government has been adversely affected by, among other factors, the recent economic sanctions imposed on Yugoslavia, continuing political instability, the problems in Kosovo, and the April 1998 devaluation of the Yugoslav currency.

     ICN manufactures and markets a broad range of prescription and non-prescription pharmaceuticals and biotechnology research products in over 90 countries and employs over 17,000 people worldwide. ICN has operations in Western, Central and Eastern Europe, North and Latin America, and the Pacific Rim. Additional information is available on the corporate website at http://www.icnpharm.com.

     THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of quarterly earnings, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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